Exhibits 8.1 and 23.1
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                                                                October 31, 2006


IndyMac MBS, Inc.                    Morgan Stanley & Co. Incorporated
155 North Lake Avenue                1585 Broadway
Pasadena, California  91101          New York, NY 10036

Standard & Poor's,                   Deutsche Bank National Trust Company
 a division of The McGraw-Hill       1761 East St. Andrew Place
 Companies, Inc.                     Santa Ana, California 92705-4934
55 Water Street
New York, New York 10041-0003

Moody's Investors Service, Inc.
99 Church Street
New York, New York 10007

      Re:   IndyMac MBS, Inc.
            Residential Asset Securitization Trust 2006-R2
            Mortgage Pass-Through Certificates, Series 2006-R2
            --------------------------------------------------

Ladies and Gentlemen:

      We have acted as special counsel for IndyMac MBS, Inc., a Delaware corporation ("IndyMac MBS"), in connection with the issuance of the Mortgage Pass-Through Certificates of the above-referenced Series (the "Certificates") pursuant to a Trust Agreement, dated as of October 31, 2006 (the "Trust Agreement"), among IndyMac MBS, as depositor, Morgan Stanley & Co. Incorporated as underlying certificate seller (the "Underlying Certificate Seller"), and Deutsche Bank National Trust Company, as trustee (the "Trustee"), securities intermediary (the "Securities Intermediary") and as bank (the "Bank").

      The Certificates will represent the entire beneficial ownership interest in Residential Asset Securitization Trust 2006-R2 (the "Trust Fund"). The assets of the Trust Fund will consist primarily of a 74.9000000000% percentage interest and a 74.6389063330% percentage interest in the IndyMac MBS, Inc., Residential Asset Securitization Trust 2006-A1, Mortgage Pass-Through Certificates, Series 2006-A, Class 1-A-1 and 1-A-3 Certificates, respectively (the "Deposited Underlying Certificates"). The Deposited Underlying Certificates evidence a fractional undivided ownership interest in a trust consisting of a pool of conventional, fixed-rate mortgage loans secured by first liens on one- to four-family residential properties. Capitalized terms not otherwise defined herein have the meanings ascribed to such terms in the Trust Agreement.

      In arriving at the opinions expressed below, we have examined such documents and records as we deemed appropriate, including the following:

      (i) Signed copy of the Registration Statement on Form S-3 (File No. 333-132042) filed by IndyMac MBS, Inc. with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "1933 Act"), on February 24, 2006, together with each amendment thereto (such registration statement, as amended, and declared effective by the Commission on April 14, 2006, the "Registration Statement").

      (ii) The Prospectus dated October 26, 2006 (the "Base Prospectus"), as supplemented by the Prospectus Supplement relating to the Public Certificates, dated October 30, 2006 (the "Prospectus Supplement"), in the form to be filed with the Commission pursuant to Rule 424(b) under the 1933 Act (the Base Prospectus, as supplemented by the Prospectus Supplement, the "Prospectus").

      (iii) Signed copy of the Trust Agreement.

      (iv) The underwriting agreement dated October 30, 2006, between IndyMac MBS and Morgan Stanley & Co. Incorporated, as underwriter (the "Underwriting Agreement").

      (v) Specimen Certificate of each Class of Certificates (together with the Registration Statement, the Prospectus, the Trust Agreement and the Underwriting Agreement, the "Documents").

      In rendering the opinions set forth below, we have assumed, without independent investigation, that all of the Documents furnished to us are complete and authentic and that all of the Documents have been duly authorized, executed and delivered. Our opinions are also based on the assumption that all parties to the Trust Agreement will comply with the terms thereof, including all tax reporting requirements contained therein and that all representations made in the Trust Agreement by any party thereto are true.

      Our opinions are also based on the assumption that the issuance of the Certificates and the other transactions set forth in or contemplated by the Documents are not part of another transaction or another series of transactions that would require the Trust Fund, any investor or any other participant to treat such transaction or transactions as subject to the disclosure, registration, or list maintenance requirements of Section 6011, 6111 or 6112 of the Internal Revenue Code of 1986, as amended (the "Code").

      Based upon the foregoing, we are of the opinion that: (i) the Master REMIC described in the Trust Agreement will qualify as a real estate mortgage investment conduit within the meaning of Section 860D of the Code, (ii) the Certificates (other than the Class A-R Certificates) will be treated as regular interests in the Master REMIC, and (iii) the Class A-R Certificates will represent ownership of the sole class of residual interest in the Master REMIC.

      These opinions are based upon the existing provisions of the Code and Treasury regulations issued or proposed thereunder, published Revenue Rulings and releases of the Internal Revenue Service and existing case law, any of which could be changed at any time. Any such changes could be retroactive in application and could modify the legal conclusions upon which such opinions are based. Such opinion is limited as described above, and we do not express an opinion on any other tax aspect of the transactions contemplated by the Trust Agreement or the effect of such transactions on IndyMac Bank, F.S.B., any member of its federal consolidated group or any of its wholly owned affiliates.

      In rendering the foregoing opinions, we express no opinion on the laws of any jurisdiction other than the federal income tax laws of the United States. This opinion is rendered as of the date hereof and we undertake no obligation to update this opinion or advise you of any changes in the event there is any change in legal authorities, facts, assumptions or documents on which this opinion is based (including the taking of any action by any party to the Documents pursuant to any opinion of counsel or a waiver), or any inaccuracy in any of the representations, warranties or assumptions upon which we have relied in rendering this opinion unless we are specifically engaged to do so. This opinion is rendered only to those to whom it is addressed and may not be relied on in connection with any transactions other than the transactions contemplated herein. This opinion may not be relied upon for any other purpose, or relied upon by any other person, firm or corporation for any purpose, without our prior written consent.

      We hereby consent to the filing of this opinion as an exhibit to the Current Report of IndyMac MBS, Inc. on Form 8-K dated the date hereof.

                                                Very truly yours,

                                                /s/ Sidley Austin LLP
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                                                Sidley Austin LLP